Exhibit 10.14

THIRD AMENDMENT TO MASTER REPURCHASE AGREEMENT

Dated as of October 13, 2017

Between:

PENNYMAC LOAN SERVICES, LLC, as Seller

and

JPMORGAN CHASE BANK, N.A., as Buyer

The Parties have agreed to amend the Master Repurchase Agreement dated August 19, 2016 between them (the “Original MRA”, as amended by the First Amendment to Master Repurchase Agreement dated May 23, 2017 and the Second Amendment to Master Repurchase Agreement dated September 27, 2017 (the “Amended MRA”) and as amended hereby and as further supplemented, amended or restated from time to time (the “MRA”)), to (i) extend the latest Termination Date, (ii) change the definition of “Debt” and (i) adjust the Minimum Adjusted Tangible Net Worth and Maintenance of Liquidity covenants, and they hereby amend the Original MRA as follows.

All capitalized terms used in the Amended MRA and used, but not defined differently, in this amendment have the same meanings here as there.

2.         Definitions; Interpretation

The following definitions are amended to respectively read as follows:

“Debt” means, with respect to any Person, on any day (a) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) that, in accordance with GAAP, should be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person at such date, and (b) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of property or services; provided that, for purposes of this Agreement, there shall be excluded from Debt on any day (i) loan loss reserves, (ii) deferred taxes arising from capitalized excess service fees, (iii) operating leases, (iv) Nonrecourse Debt including nonrecourse securitization indebtedness, (v) intercompany indebtedness eliminated in consolidation with that Person’s Subsidiaries and (vi) Qualified Subordinated Debt.

“Termination Date” means the earliest of (i) the Business Day, if any, that Seller designates as the Termination Date by written notice given to Buyer at least sixty (60) days (or, if Section 8(d) is applicable, thirty (30) days) before such date, (ii) if a Change in Executive Management has occurred, the Business Day, if any, that Buyer designates as the Termination Date by written notice given to Seller at least ninety (90) days before such date, (iii) the date of declaration of the Termination Date pursuant to Section 12(b)(i), and (iv) October 12, 2018.

11.       Seller’s Covenants.

Sections 11(y)(ii) and 11(y)(iii) are amended to read, respectively, as follows:

(ii)       Minimum Tangible Net Worth.  Seller shall not permit the Tangible Net Worth of Seller and its Subsidiaries on a consolidated basis, computed as of the end of each calendar month, to be less than Five Hundred Million Dollars ($500,000,000)

(iii)      Maintenance of Liquidity.  Seller shall have unencumbered Liquidity on the last Business Day of each month in an amount that equals or exceeds Forty Million Dollars ($40,000,000).

(The remainder of this page is intentionally blank; counterpart signature pages follow)

As amended hereby, the Amended MRA remains in full force and effect, and the Parties hereby ratify and confirm it.

JPMORGAN CHASE BANK, N.A.

By:	/s/ Aaron Deutschendorf
Aaron Deutschendorf
Authorized Officer

PennyMac LOAN SERVICES, LLC

By:	/s/ Pamela Marsh
Pamela Marsh
Managing Director, Treasurer

Counterpart signature page to Third Amendment to Master Repurchase Agreement dated

October 13, 2017